Exhibit 23


           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 25, 1999, included in the Form 11-K for the Westar Security Services, Inc. 401(k) Profit Sharing Plan, into the Western Resources, Inc. previously filed Registration Statements File Nos. 333-59673, 33-49467, 33-49553, 333-02023, 33-50069, 33-62375, and 333-26115
of Western Resources, Inc. on Form S-3; Nos. 333-02711 and 333-56369 of Western Resources, Inc. on Form S-4; Nos. 333-70891, 33-57435, 333-13229,
333-06887, 333-20393, 333-20413 and 333-75395 of Western Resources, Inc. on
Form S-8; and No. 33-50075 of Kansas Gas and Electric Company on Form S-3.


ARTHUR ANDERSEN LLP


Kansas City, Missouri,
 June 25, 1999